THE YACKTMAN FUNDS, INC.

                                    IMPORTANT


                                                                 October 9, 1998


Dear Fellow Yacktman Funds Shareholder:

         It is unfortunate that the Yacktman Asset Management Company ("Yacktman"), investment adviser to The Yacktman Funds, Inc., in an effort to protect its $6.5 million management fees, has launched a costly proxy fight to oust your Independent Directors at a proposed Special Meeting of Shareholders on November 24, 1998.

                     THE SUPREME COURT OF THE UNITED STATES
                            ON INDEPENDENT DIRECTORS

         The Supreme Court of the United States has stressed that the Investment Company Act, which regulates mutual funds, "was designed to place the unaffiliated directors in the role of INDEPENDENT WATCHDOGS, which would furnish AN INDEPENDENT CHECK UPON THE MANAGEMENT OF INVESTMENT COMPANIES . . . Congress entrusted to the independent directors of investment companies . . . the primary responsibility for LOOKING AFTER THE INTEREST OF THE FUNDS' SHAREHOLDERS."

                           SEC CHAIRMAN ARTHUR LEVITT
                            ON INDEPENDENT DIRECTORS

         SEC Chairman Arthur Levitt has described the "relationship between the SEC and independent directors as a PARTNERSHIP IN THE PUBLIC INTEREST . . . The SEC's abilities as a watchdog pale in comparison [to that of the independent directors]."

             YOUR INDEPENDENT DIRECTORS' FIDUCIARY RESPONSIBILITIES

         The Independent Directors of your Funds have held their positions since the Funds' inception. They have fulfilled their fiduciary responsibilities as your representatives according to the U.S. Supreme Court's mandate for independent directors. Unfortunately, Yacktman has not been willing to accept the oversight of your Independent Directors and now wants to remove them because they've raised the following concerns:

         1. The Funds' DISMAL INVESTMENT PERFORMANCE as a result of Yacktman's departure from the "Yacktman Style." For the year ended September 30, 1998, for example, returns for The Yacktman Fund and The Yacktman Focused Fund were a 15.7% LOSS and a 12.2% LOSS respectively, versus a 9.0% GAIN for the S&P 500 index.



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         2.       Yacktman's LACK OF PROFESSIONAL RESOURCES (only 3 experienced investment professionals to manage 100+ accounts and $900+ million).

         3. DON YACKTMAN'S APPARENT RELINQUISHMENT of day-to-day involvement in managing your Funds' portfolios.

         4.       Yacktman's repeated FLAUNTING OF THE FUNDS' CODE OF ETHICS.

         As your representatives, the Independent Directors sought answers from Yacktman on questions that we believe any shareholder would ask. In response to these inquiries, YACKTMAN HAS REFUSED TO ANSWER the issues raised, and has now threatened to replace the very Independent Directors that they appointed.

                 DISCARD YACKTMAN'S BLUE PROXY CARD AND MATERIAL

         At this time, your board representatives are asking you to please discard any BLUE proxy card and material that you may receive from Yacktman. Support YOUR Independent Directors who are under mandate from the United States Supreme Court to protect YOUR interest. In a short time the Board of Directors will be sending you a WHITE proxy card and proxy material that will really explain the position of your Independent Directors. At that time we will ask you to please sign, date, vote AGAINST Yacktman's proposals and return the WHITE proxy card. DO NOT DO ANYTHING UNTIL YOU RECEIVE THE PROXY MATERIAL FROM THE BOARD OF DIRECTORS.

         Thank you for your time and continued support. We will keep you informed as further developments occur. For further information please call your Funds at 1-800-248-5976.




                                                          The Board of Directors
                                                          of The Yacktman Funds